Exhibit 99.1


                                                                   PRESS RELEASE

                                                           FOR IMMEDIATE RELEASE


               ORPHAN MEDICAL SELLS BUSULFEX(R) FOR $29.5 MILLION
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    COMPANY TO FOCUS ON XYREM(R) AND ITS PRESENCE IN THE SLEEP AND CNS AREAS
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MINNEAPOLIS - June 10, 2003 - Orphan Medical (Nasdaq: ORPH) announced that it has sold Busulfex(R) (busulfan) Injection to ESP Pharma, Inc. for approximately $29.5 million in cash, which includes current inventory. Busulfex is used as a conditioning regimen prior to hematopoietic progenitor cell transplantation. Proceeds of the sale will fund the further development and marketing of Xyrem(R) (sodium oxybate) oral solution and a strongeR presence in the sleep and central nervous system (CNS) markets.

"Xyrem, the only FDA approved treatment for cataplexy, holds significant potential in the treatment of narcolepsy and other sleep disorders," said John
H. Bullion, Orphan Medical Chief Executive Officer. "We believe Xyrem will be central to our emphasis on the sleep and CNS areas. With the sale of Busulfex, we have sufficient capital to position Xyrem as the central treatment for the full range of narcolepsy symptoms, to explore this compound's potential in treating other indications, such as fibromyalgia syndrome, and to explore follow-on compounds and formulations."

The Company is conducting two clinical trials to assess the efficacy of Xyrem in treating excessive daytime sleepiness associated with narcolepsy. Orphan Medical is also developing an extended release version of Xyrem and is assessing two pre-clinical compounds that may have activity in the sleep area. Butamben, a long-lasting, non-opioid compound for the treatment of intractable cancer pain, is in development as well.

Orphan Medical also announced that as a result of the Busulfex divestment, its workforce will be reduced by approximately 25 percent. Many of these positions relate primarily to the support of Busulfex activities. The Company expects to incur severance costs related to this transaction.

The Company's full year revenue forecast for 2003 is now in the range of $15.0 - $18.0 million compared to the previous estimate of $20.0 - $23.0 million, which included Busulfex. As a result of the Busulfex sale, the Company estimates its expenses will be reduced by $4 million on an annualized basis. Based on this forecast, the Company expects the proceeds from the Busulfex transaction and the international licensing of Xyrem to fund operations through at least 2004.

Mr. Bullion continued, "The Company's organization is being structured around the focus on Xyrem. ESP Pharma will assume the relationships we have with international partners and other contracted parties. Certain employees whose responsibilities involved Busulfex


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may be offered opportunities by ESP Pharma. All of these individuals have served
Orphan Medical loyally and well, and we thank them for their contributions. We will concentrate both our human and fiscal resources on building a stronger presence in the sleep and CNS areas."

An estimated 140,000 Americans have narcolepsy and 60 to 90 percent of these individuals suffer from cataplexy, a debilitating symptom of narcolepsy. Cataplexy, a sudden loss of muscle tone, is usually triggered by strong emotions such as laughter, anger, or surprise. In its most severe form, cataplexy can cause a person to collapse. The current treated U.S. cataplexy market for Xyrem is estimated to be in excess of $125 million annually, and the total potential market based on the estimated prevalence of cataplexy could exceed $325 million. The total narcolepsy market for Xyrem based on prevalence estimates exceeds $600 million.

Orphan Medical acquires, develops, and markets pharmaceuticals of high medical value for inadequately treated and uncommon diseases treated by specialist physicians. Orphan Medical's Internet Web site address is http://www.orphan.com
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CONTACT:   Tim McGrath (CFO)                        (952) 513-6900
           David Folkens (Corporate Communications) (952) 513-6994


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The information in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A number of factors could cause actual results to differ materially from the Company's assumptions and expectations. These are set forth in the cautionary statements included in Orphan Medical's most recent Form 10-Q or Form 10-K filed with the Securities and Exchange Commission. (These documents can be accessed through the Orphan Medical Web site at http://www.orphan.com). All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.